Exhibit 4.20

AMENDMENT NO. 1 TO RESTRUCTURING SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO RESTRUCTURING SUPPORT AGREEMENT, dated as of September 1, 2021 (this “Amendment”), is entered into by and among (i) Luckin Coffee Inc. (in Provisional Liquidation), a Cayman Islands exempted company (the “Company”), (ii) the undersigned joint provisional liquidators appointed to the Company (the “JPLs”) by the order of the Grand Court of the Cayman Islands dated July 15, 2020 in the provisional liquidation proceedings relating to the Company (Cause No. FSD 157 of 2020 (ASCJ)), and (iii) the undersigned Consenting Noteholders (the Company, each of the JPLs and each undersigned Consenting Noteholder, a “Party” and collectively, the “Parties”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement (as defined below).

WHEREAS, the Parties entered into that certain Restructuring Support Agreement, dated as of March 16, 2021, among (i) the Company; (ii) the JPLs; and (iii) the undersigned Consenting Noteholders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Restructuring Support Agreement”);

WHEREAS, the Parties desire to amend the Restructuring Support Agreement as set forth in this Agreement;

WHEREAS, Section 13(c)(iv) of the Restructuring Support Agreement permits the extension of certain milestones by written agreement of the Company, the JPLs, and the Majority Ad Hoc Group;

WHEREAS, Section 14 of the Restructuring Support Agreement permits certain modifications and amendments of the Restructuring Support Agreement by written agreement of the Company and the Majority Ad Hoc Group; and

WHEREAS, the undersigned Consenting Noteholders constitute the Majority Ad Hoc Group.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.Amendments. In accordance with the requirements of the Restructuring Support Agreement, the Parties hereby agree to amend the Restructuring Support Agreement as follows:

(a)Section 3(c) shall be amended and restated in its entirety as follows:

“(c) it is (or is acting in its capacity as discretionary investment manager or investment adviser with authority to bind) the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the aggregate principal amount of its Consenting Notes as of July 31, 2021 free and clear of any liens, charges, claims, encumbrances, participations, security interests and similar restrictions that could adversely affect its ability to perform its obligations hereunder;”

(b)Section 3(d) shall be amended and restated in its entirety as follows:

“(d)it has disclosed the principal amount of Notes beneficially owned by it (or for which it acts as discretionary investment manager, advisor or sub-advisor with authority to bind a beneficial owner of the Notes), including Notes held through a custodial account beneficially owned by it, as of July 31, 2021 to Davis Polk (which Davis Polk may report to the Company on an aggregate basis for all Consenting Noteholders only and not on an individual Consenting Noteholder basis in any circumstances) and such information is true and accurate in all respects; and”

(c)Section 13(c)(iv) shall be amended and restated in its entirety as follows:

“the Company fails to comply with any of the following milestones, each of which may be extended upon the prior written agreement of the Company, the JPLs and the Majority Ad Hoc Group, which agreement may be constituted via email from counsel to the Company, counsel to the JPLs and counsel to the Majority Ad Hoc Group:”

(d)Section 13(c)(iv)(B) shall be amended and restated in its entirety as follows:

“(B) on or before September 22, 2021, the Company shall have filed: (i) a petition with the Cayman Court under section 86 of the Companies Act (2021 Revision) for an order sanctioning the Scheme; and (ii) a summons with the Cayman Court for directions to convene the Scheme Meeting.”

(e)Section 14(a) shall be amended and restated in its entirety as follows:

“This Agreement and the Transaction Documents to which the Majority Ad Hoc Group is a Party may be amended, modified, altered or supplemented only with the prior written agreement of the Company and the Majority Ad Hoc Group, which agreement may be constituted via email from counsel to the Company and counsel to the Majority Ad Hoc Group, provided that, where amendment of any provision of this Agreement requires the prior written agreement of the JPLs, such agreement may also be constituted via email from counsel to the JPLs.”

(f)The section of the Restructuring Term Sheet entitled “Denomination” shall be amended and restated in its entirety as follows:

“Any New Notes will be issued in minimum denominations of $1,000.00 and integral multiples of $1,000.00 in excess thereof.”

2.Miscellaneous. Except as expressly set forth herein, the Restructuring Support Agreement is and shall remain unchanged and in full force and effect, and nothing contained in this Amendment shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights of any Party, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Restructuring Support Agreement or any Definitive Document.

3.Survival.  This Amendment shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Parties.

4.Headings. Titles and headings in this Amendment are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

5.Counterparts. This Amendment may be executed by one or more of the Parties on any number of separate counterparts (including by electronic transmission of signature pages hereto), and all of such counterparts taken together shall be deemed an original and to constitute one and the same instrument.

6.Governing Law. This Amendment will be governed by, and construed in accordance with, the Law of the State of New York, without regard to Law that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

LUCKIN COFFEE INC. (in Provisional Liquidation)

By:	/s/ Reinout Hendrik Schakel
Name: Reinout Hendrik Schakel
Title: Chief Financial Officer & Chief Strategy Officer

[Signature Page to Amendment No. 1 to Restructuring Support Agreement]

[*****]

[Noteholder Party Signature Pages Omitted]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

Joint Provisional Liquidator of the Company, in his capacity as such and without personal liability

By:	/s/ Alexander Lawson
Name: Alexander Lawson

Joint Provisional Liquidator of the Company, in her capacity as such and without personal liability

By:	/s/ Wing Sze Tiffany Wong
Name: Wing Sze Tiffany Wong

[Signature Page to Amendment No. 1 to Restructuring Support Agreement]